Exhibit 10.2
[MBI Financial Inc. Logo]
1845 Woodall Rodgers Frwy, #1225
Dallas, Texas 75201
Ph 214-468-0000  Fx 214-468-0001
February 1,2007
Mr. Robert Currier
9701 Faircrest
Dallas, Texas 75238
Dear Bob:
We are pleased to offer you a position as Chief Financial Officer at MBI Financial, Inc. Your start date will be February 1, 2007, with the following terms:
•	Base Salary — $165,000 to be increased to $180,000 upon completion of current equity offering (1 to 3 months). A bonus will be paid to bring the time period paid at $165,000 up to an equivalent of $180,000. The annual base of $180,000 will be increased to $200,000 upon completion of a second equity offering or January 1, 2008 whichever comes first. A bonus will be paid to bring the period of time paid at $180,000 to be equivalent to $200,000 once the second equity offering is completed. Salary will be paid in 24 equal installments on the 15th and last day of each month.

•	Stock — 100,000 shares upon starting on February 1, 2007, 150,000 shares on the first anniversary, and participation in the executive stock ownership plan of 1,000,000 shares.

•	Other — Eligible to participate in the various benefits offered to the employees of the Company.
Sincerely,

/s/ Patrick A. McGeeney
Patrick A. McGeeney
Chief Executive Officer

Accepted and Agreed to:
/s/ Robert Currier
Robert Currier